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                                                                    EXHIBIT 23.1

                        [PEAT MARWICK LLP LETTERHEAD]


                        Independent Auditors' Consent


The Board of Directors
Roadhouse Grill, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Roadhouse Grill, Inc. of our report dated February 17, 1997, relating to the balance sheets of Roadhouse Grill, Inc. as of December 29, 1996, and December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the December 29, 1996, annual report on Form 10-K of Roadhouse Grill, Inc.


                                           /s/ KPMG PEAT MARWICK LLP



June 26, 1997
Miami, Florida